EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-18385, 33-60071, 333-71797, 333-96173, 333-67512, 333-83776) and S-8 (Nos. 33-35760, 33-57615, 33-64383, 33-63715, 33-63717, 33-59002, 33-33245, 33-33244, 333-17987, 333-41427, 333-71839, 333-91345, 333-67510, 333-67442, 333-68958, 33-41487) of Sara Lee Corporation of our report dated July 31, 2002 relating to the financial statements, which appears in the Annual Report to Stockholders, which is incorporated into this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated July 31, 2002 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois

September 25, 2002